SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           Mpower Holding Corporation
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

              Delaware                                   52-2232143
----------------------------------------    ------------------------------------
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

      175 Sully's Trail, Suite 202
          Pittsford, New York                                        14534
(Address of principal executive offices)                           (Zip Code)

     If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

     If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]

     Securities Act registration statement file number to which this form relates: _______
  (If  applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

 Title of each class to              Name of each exchange on
 be so registered                    which each class is to be registered
------------------------             ------------------------------------
         None

Securities to be registered pursuant to Section 12(g) of the Act:

                       Series E Preferred Purchase Rights
         --------------------------------------------------------------
                                (Title of class)

     This amendment amends the registration statement on Form 8-A filed with the Securities and Exchange Commission on June 28, 2001 (the "Form 8-A").

Item 1.  Description of Registrant's Securities to Be Registered.

     Item 1 of the Form 8-A is hereby amended and supplemented to include the following:

          Effective August 28, 2001, the Board of Directors of Mpower Holding Corporation (the "Company") approved an amendment to the Rights Agreement ("Agreement") dated as of June 28, 2001 between the Company and Continental Stock Transfer & Trust Company (the "Rights Agent"). The Company has delivered to the Rights Agent an Amendment of Rights Agreement and Certification of Compliance with Section 26, dated as of August 28, 2001, directing the Rights Agent to amend the Agreement as provided below.

          Paragraph 1(q) of the Agreement was amended to read in its entirety as follows:

          "'Exempt Person' shall mean any of West Highland Partners, L.P., West Highland Capital, Inc., Mr. Lang H. Gerhard, or Estero Partners, LLC (each an "Exempt Party"), provided that (i) during the period commencing on the date hereof and terminating at the close of business on December 15, 2001, the Exempt Parties collectively may acquire Beneficial Ownership of up to an additional 3,500,000 shares of Company Common Stock, (ii) in the event that after the close of business on December 15, 2001, an Exempt Party acquires Beneficial Ownership of any number of shares of Company Common Stock constituting more than 1% of the Company Common Stock then outstanding and such Exempt Party would otherwise be considered an Acquiring Person, such Exempt Party shall no longer be an Exempt Party and shall be an Acquiring Person and (iii) during the period between and inclusive of the dates set forth in clause (i), in the event that an Exempt Person acquires Beneficial Ownership of any number of shares of Company Common Stock in excess of the 3,500,000 shares referenced in clause (i), such Exempt Party shall no longer be an Exempt Party and shall be an Acquiring Person."

          The intended effect of the amendment is to allow Mr. Lang H. Gerhard to acquire (directly or indirectly) Beneficial Ownership of up to 3,500,000 shares of Company Common Stock to replace the shares of Company Common Stock Mr. Gerhard transferred to a third party and with respect to which he will no longer have beneficial ownership.

          The Amendment of Rights Agreement and Certification of Compliance with
Section 26 is attached hereto as Exhibit 4.3 and is incorporated herein by reference. The foregoing description of the amendment and its effects does not purport to be complete and is qualified in its entirety by reference to such Exhibit 4.3 and the Agreement.

Item 2.  Exhibits.

     Item 2 of the Form 8-A is hereby amended and supplemented by adding the following exhibit attached hereto:

Exhibit 4.3 Amendment of Rights Agreement and Certification of Compliance with Section 26 dated as of August 28, 2001.

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                         MPOWER HOLDING CORPORATION


                                         By: /s/ RUSSELL I. ZUCKERMAN
                                             ------------------------
                                         Name:  Russell I. Zuckerman
                                         Title: Vice President and Secretary


Date:   October 17, 2001

                                  EXHIBIT INDEX


Exhibit No.     Description

4.3       Amendment of Rights Agreement and Certification of Compliance with
          Section 26 dated as of August 28, 2001.